Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF GRYPHON RESOURCES, INC.

PART I

The name of the Corporation is Gryphon Resources, Inc.

PART II

Article I.

Name

The name of the Corporation shall be:

Ameritrust Corporation

Article II.

Capital Stock

The total number of shares of all classes which the Corporation has authority to issue is 10,000,100,000,000 of which 10,000,000,000,000 shares shall be designated as "Common Stock" with a par value of $0.01 per share, and 100,000,000 shares shall be designated as "Preferred Stock" with a par value of $0.01 per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1. The annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. Whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3.The obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4. Whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. Whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. The rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7. Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Common Stock.

Subject to all of the rights of the Shares as expressly provide herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

- Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

- The holders of Common Stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

- Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution to the Common Stock shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

C. Reverse Split.

Reverse Split.  Simultaneously with the effective date of this Amendment (the “Effective Time”) each ten (10) shares of the Corporation’s Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Corporation’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of shares which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Shares,” whether one or more) shall be entitled to receive upon surrender of such Old Shares to the Corporation’s transfer agent for cancellation, New Common Stock or certificates representing the number of whole shares of the New Common Stock into and for which the shares of the Old Shares so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Shares shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares.  No fractional shares or certificates of fractional share interests in New Common Stock will be issued, and no cash payments will be made therefore.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Corporation’s New Common Stock.  If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock to be issued shall be computed on the basis of the aggregate number of Old Shares represented by the Old Certificates so surrendered.  In the event that the Corporation’s transfer agent determines that a holder of Old Shares has not surrendered all of his Old Shares for exchange, the transfer agent shall carry forward any fractional share until all Old Shares of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock.  If any New Certificate is to be issued such certificates must be submitted to the Board of Directors for their approval, in their discretion.  In addition, if shares of New Common Stock are to be issued in a name other than the one in which the Old Shares were issued, the Old Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps, if any, shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Shares surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Shares are reclassified, until thereafter reduced or increased in accordance with applicable law.  All references elsewhere in these Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”  The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed.

Article III.

Legal Adoption

The execution, filing and performance of this Amended and Restated Articles of Incorporation, has been duly adopted in accordance with the Nevada Revised Statutes and the Bylaws and Articles of Incorporation of the Corporation.

Article IV.

Election of Directors

1. Governing Board The governing board of the Corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

2. Number.  The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors.  The total number of directors constituting the entire Board of Directors shall be fixed and may be altered from time to time by or pursuant to a resolution passed by the Board of Directors, but shall not be less than one.

3. Vacancies.  Except as otherwise provided for herein, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the newly created directorship or for the directorship in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.  Subject to the provisions of these Articles of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. Removal of Directors.  Except as otherwise provided in any Preferred Stock Designation, any director may be removed from office only by the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Article V.

Personal Liability

Except as otherwise provided in the NRS, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer to the extend prohibited by the NRS

If the NRS is amended after the date of filing of these Articles of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended, or a similar successor provision.  Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article VI.

Indemnification

1. Discretionary Indemnification.  (a) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the NRS or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation.  partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the courts deem proper.

2. Determination of Discretionary Indemnification.  Any discretionary indemnification pursuant to Section 1 of this Article VI, unless ordered by a court or advanced pursuant to this Section 2, may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders; or

(b) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

Article VII.

Purchase of Shares

The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares and such shares may be reissued by the Corporation.

Article VIII.

Amendment of Corporate Documents

1. Articles of Incorporation.  Whenever any vote of the holders of voting shares of the capital stock of the Corporation is required by law to amend, alter, repeal or rescind any provision of these Articles of Incorporation, such alteration, amendment, repeal or rescission of any provision of these Articles of Incorporation must be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Corporation, voting together as a single class.  Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article.

2. Bylaws.  In addition to any affirmative vote required by law, any change of the Bylaws may be adopted either (a) by the affirmative vote of a majority of the Board of Directors, or (b) by the stockholders by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Corporation, voting together as a single class.

Article IX.

Application of NRS

These Articles of Incorporation expressly provide that the Corporation shall not be governed by Sections 78.411 to 78.444 of the NRS, inclusive.

Article X.

Board Changes to Articles

The Board of Directors is hereby authorized to make Non-Material changes to these Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada.  “Non-Material” for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

Article XI.

Existence

The Corporation is to have perpetual existence.

Article XII.

Meeting of Stockholders

Meetings of stockholders of the Corporation (the “Stockholder Meetings”) may be held within or without the State of Nevada.  Special Stockholder Meetings may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President, (d) the holders of at least 10 percent of all of the shares of capital stock entitled to vote at the proposed special meeting, or (e) the Board of Directors pursuant to a duly adopted resolution. Special Stockholder Meetings may not be called by any other person or persons or in any other manner.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

These resolutions are declared on April ____, 2020 and shall be effective on filing with the Secretary of State of Nevada.

Anthony Lombardo

President